                                                                  EXHIBIT 8.2


October 7, 2003



TMBR/Sharp Drilling, Inc.
4607 W. Industrial Blvd.
Midland, Texas 79703

Ladies and Gentlemen:

We have acted as counsel to TMBR/Sharp Drilling, Inc., a Texas corporation (the "COMPANY"), in connection with the proposed merger (the "MERGER") of Company with and into Patterson-UTI Acquisition, LLC, a Texas limited liability company ("SUB"), which is a wholly-owned subsidiary of Patterson-UTI Energy, Inc., a Delaware corporation ("PARENT"), pursuant to the Agreement and Plan of Merger, dated as of May 26, 2003 (the "MERGER AGREEMENT"), entered into by and among Parent, Sub and Company. Company has requested that we deliver an opinion to Company on the date of the closing of the Merger to the effect that, among other things, the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, in connection with the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") that forms a part of the registration statement on Form S-4 of Parent and Company to which this opinion is filed as an exhibit (the "REGISTRATION STATEMENT"). We hereby confirm to you that the discussion set forth under the heading "Material United States Federal Income Tax Consequences" in the Proxy Statement/Prospectus is our opinion insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the limitations set forth therein.

This opinion may be relied upon only by those persons who are holders of Company Shares at the Effective Time (both as defined in the Merger Agreement). No other person or entity may rely upon this opinion without our express written consent, and no such consent, implicit or otherwise, may be construed from any provision herein. It is expressly understood that this opinion is not being relied upon by Company, Sub, or Parent or any of their subsidiaries, affiliates or direct or indirect parent companies.

This opinion is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                                      Very truly yours,

                                                      /s/ HAYNES AND BOONE, LLP

                                                      Haynes and Boone, LLP